Exhibit 99.1
For Immediate Release
Date: February 4, 2008

Contacts:	J. Williar Dunlaevy	Angela N. Motler
	Chairman & Chief Executive Officer	Senior Vice President, Branch Administration
Phone:	413-445-3500	413-445-3554
Email:	bill.dunlaevy@legacybanks.com	angela.motler@legacybanks.com
Legacy Banks Announces Plans to Establish Capital District Branch Offices
PITTSFIELD, MASSACHUSETTS, (February 4, 2008) - Legacy Bancorp, Inc. (the “Company”) (NASDAQ:LEGC), the holding company for Legacy Banks, announced today that Legacy Banks has applied for federal and state regulatory approval to establish branch offices at 39 North Pearl Street, Albany, New York and 545 Troy-Schenectady Road, Latham, New York. The Company anticipates that subject to the receipt of required approvals, the Albany office would open early in the third quarter of 2008 and the Latham office in the fourth quarter of 2008.
J. Williar Dunlaevy, Chairman and Chief Executive Officer, commented, “We are pleased to announce that we are taking steps to execute upon our strategic plan to open branch offices in the Capital District in addition to our loan production office in Colonie. We look forward to continuing our expansion into New York State and to bringing Legacy’s brand of community banking and premier customer service to this important market.”
Legacy Banks is headquartered in Pittsfield, Massachusetts. It employs 186 people and has sixteen offices throughout Berkshire County, Massachusetts and eastern New York, as well as a Loan Production Office in Colonie, New York. Legacy offers Personal Banking, Mortgage Lending, Commercial Services, Insurance, Investments, Portfolio Management, Credit and Debit Card products, and Online Services.
FORWARD LOOKING STATEMENTS
Certain statements herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. As a result, actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the businesses in which Legacy Bancorp is engaged and changes in the securities market. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise.
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